OMB APPROVAL
								OMB Number: 3235-0175 Expires: May 31, 2025
UNITED STATES							Estimated average burden hours per
SECURITIES AND EXCHANGE 					response.... 1.00
COMMISSON Washington, D.C.20549

					FORM N-8A


		NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
				INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

IRWIN MICHAEL MCCASTLE WHFIT
1224 E MALLORY STREET
PENSACOLA FL 32503

Telephone Number: 850 529-0630

Name and address of agent for service of process:
Irwin M. McCastle authorized
representative UCC 1-207/308
1224 EAST MALLORY ST
PENSACOLA, FLORIDA 32503

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

In the matter of public interest the attached Declaration of Trust are private and should be treated with confidentiality.
This Notification of Registration Statement is filed pursuant to Section 8(b) of the Investment Company Act of 194() concurrently with the filing of Form N-8A. Both requirements of section 8(a), and 8(b) of the Investment Company Act of 1940 are satisfied with the filing of form N-8A.



Standard Industrial Classification (SlC)			CIK 000199396
Investment Trust Company - 6091 				CCC: newej8@m
Real Estate Asset-Backed Securities - 6189
Investment Trust - 6798
							IRWIN MICHAEL MCCASTLE WHFIT EIN
								93-6841456




				JURAT


Pursuant to the requirements of the Investment Company Act of 1940 the (sponsor, trustee, or custodian)of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city oF Pensacola and state of Florida on the 14th day November, 2023. By means of physical presence

[SEAL]					Signature IRWIN MICHAEL MCCASTLE WHFIT
Attest:MEGAN WEIGEL				(Name of Registrant)
Notary Public - State of Florida
Commission # HH 213285				BY Irwin Michael McCastle
My Comm. Expires 03/07/2026		(Name of sponsor, trustee or custondian)

					Authorized Representative UCC1-207/308
							(Title)